UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 27, 2007
TRIO-TECH INTERNATIONAL

(Exact Name of Registrant as Specified in Its Charter)
California

(State or Other Jurisdiction of Incorporation)

1-14523	95-2086631

(Commission File Number)	(IRS Employer Identification No.)

14731 Califa Street, Van Nuys, California	91411

(Address of Principal Executive Offices)	(Zip Code)
(818) 787-7000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On August 27, 2007, Trio-Tech Chongqing Co. Ltd., a wholly owned subsidiary of Trio-Tech International Pte. Ltd, which in turn is a wholly owned subsidiary of the Registrant in carrying out its plans to expand into Chongqing, China, entered into a “Contract for Joint Investment to Develop and Construct NO.B48 lot in Beibei District Beibei New Town Construction Area”, with Jia Sheng Property Development Co. Ltd. (“JiaSheng”) to jointly develop and construct real property of 24.91 acres (Identified as B48) owned by JiaSheng located in Chongqing, China. Under the terms of the agreement, the Company is required to invest RMB$10,000,000 (Chinese yuan), or approximately $1,322,681 (U.S. dollars) based on the exchange rate as of August 27, 2007 published by the Federal Reserve Statistical Release which will be used for joint development of the land.
The foregoing is a summary of the terms and conditions of the agreement and is qualified in its entirety by the terms and conditions set forth in the agreement itself, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

99.1	“Contract for Joint Investment to Develop and Construct NO.B48 lot in Beibei District Beibei New Town Construction Area”, dated as of August 27, 2007, by and between Trio-Tech Chongqing Co. Ltd. and Jia Sheng Property Development Co. Ltd. with respect to property (B48) located in Chongqing, China. (The attached exhibit is an English translation of the original agreement, which is written in Chinese.)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 27, 2007

TRIO-TECH INTERNATIONAL
By:	/s/ VICTOR H.M. TING
Victor H.M. Ting, Chief Financial Officer
and Vice President (Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description

99.1	“Contract for Joint Investment to Develop and Construct NO.B48 lot in Beibei District Beibei New Town Construction Area”, dated as of August 27, 2007, by and between Trio-Tech Chongqing Co. Ltd. and Jia Sheng Property Development Co. Ltd. with respect to a property (B48) located in Chongqing, China. (The attached exhibit is an English translation of the original agreement, which is written in Chinese).